SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                           Commission File No. 0-24800

                             The Tenere Group, Inc.
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             (Exact name of registrant as specified in its charter)

                               1903 E. Battlefield
                           Springfield, Missouri 65804
                                 (417) 889-1010
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                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          Common Stock, par value $0.01
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    |X|          Rule 12h-3(b)(1)(ii)   |_|
        Rule 12g-4(a)(1)(ii)   |_|          Rule 12h-3(b)(2)(i)    |_|
        Rule 12g-4(a)(2)(i)    |_|          Rule 12h-3(b)(2)(ii)   |_|
        Rule 12g-4(a)(2)(ii)   |_|          Rule 15d-6             |_|
        Rule 12h-3(b)(1)(i)    |X|

Approximate number of holders of record as of the certificate or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, The Tenere Group, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 30, 1999                       By: /s/ John R. Byers
                                            Name: John R. Byers
                                            Title:  Vice President of
                                                    The Tenere Group, Inc.